Exhibit T3B-18
AMENDMENT TO THE BYLAWS
OF
GREGG INDUSTRIES, INC.
July [___], 2010
     Provision for the making of this Amendment (the “Amendment”) to the Bylaws, as amended (the “Bylaws”), of Gregg Industries, Inc. (the “Corporation”) is contained in the order of the United States Bankruptcy Court for the District of Delaware, dated as of July 6, 2010, confirming the Joint Plan of Reorganization for Neenah Enterprises, Inc. and its Subsidiaries, as amended, filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code. This Amendment is being effected hereby pursuant to Section 1400 of the Corporations Code of California.
     Article VI of the Bylaws is hereby amended, integrated and restated so as to read in its entirety as follows:
ARTICLE VI
[Reserved]
****
[signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused these Bylaws to be amended by Robert J. Gitter, its Assistant Secretary and Assistant Treasurer as of the date first set forth above pursuant to Section 1400 of the Corporations Code of California.

GREGG INDUSTRIES, INC.
By:
	Name:	Robert J. Gitter
	Title:	Assistant Secretary and Assistant Treasurer

Signature page to
Amendment to the Bylaws of Gregg Industries, Inc.